Form 10-K/A, Exhibit 13
period 1995-12-31
PENEDERM INC
filed 1996-05-31
CIK 858876

                                                                   EXHIBIT 13.2


                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Penederm Incorporated:

We have audited the balance sheet of Penederm Incorporated as of December 31, 1994 and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Penederm Incorporated as of December 31, 1994 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                        COOPERS & LYBRAND L.L.P.


San Jose, California
January 20, 1995, except for Note 13,
for which the date is March 8, 1995